Exhibit 99.1

VaxGen Secures Additional Building Space

to Support Anthrax Vaccine Production

BRISBANE, Calif. - April 21, 2005 - VaxGen, Inc. (Pink Sheets: VXGN.PK) today announced that the company has entered into an amended lease agreement to secure space to support the production of its recombinant anthrax vaccine. The new lease replaces VaxGen's previous sublease for approximately 50,000 square feet and provides an additional 25,000 square feet of new space for immediate use and another 30,000 square feet that the company plans to occupy over the next six months. The space, which totals 105,000 square feet, will be used for quality assurance, quality control and research and development and other functions.

“Securing more space was a priority in honoring our anthrax contract with the U.S. government,” said Lance K. Gordon, VaxGen's President and Chief Executive Officer. “As we continue to rapidly grow and plan for the future as a biologics company focused on infectious diseases , it is important for us to have state-of-the-art facilities.”

About VaxGen

        VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases. Based in Brisbane, Calif., the company is developing vaccines against anthrax and smallpox. For more information, please visit the company's web site at www.vaxgen.com .

Contact:

Paul Laland

Vice President, Corporate and Financial Communications

(650) 624-2345